OFFICER'S CERTIFICATE PURSUANT TO SECTION 3.18 OF THE POOLING AND SERVICING
                    AGREEMENT DATED AS OF AUGUST 26, 1999


                  BANK OF AMERICA MORTGAGE SECURITIES, INC.
              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1999-10


I, Robert S. O'Neill, Senior Vice President of Bank of America, N.A. (the "Servicer"), Subservicer for BA Mortgage, LLC, successor in interest by merger of NationsBanc Mortgage Corporation (the "Servicer"), the Servicer in connection with Mortgage Pass-Through Certificates Series 1999-10, do hereby certify that
(i) a review of the activities of the Servicer during the preceding calendar year and of its performance under this Agreement (the "Agreement") has been made under my supervision, (ii) to the best of my knowledge, based on such review, the Servicer has fulfilled in all material aspects its obligations under the Agreement throughout such year.

Certified on this 4th day of March 2003.

                                    BANK OF AMERICA, N.A.


                                    By:
                                       ---------------------------------
                                            Name:  Robert S. O'Neill
                                            Title: Senior Vice President


Inv M59